EXHIBIT 2.5

                                                                [EXECUTION COPY]

                      ACKNOWLEDGEMENT AND AMENDMENT NO. 1

                           TO ASSET PURCHASE AGREEMENT



         THIS ACKNOWLEDGEMENT AND AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT (this "Amendment") is made and entered on this 7th day of April, 2003, by and among Florida Digital Network, Inc. and Southern Digital Network Inc. (collectively, the "Purchasers"); and Mpower Holding Corporation, Mpower Communications Corp. and Mpower Lease Corporation (collectively, the "Seller Companies").

         WHEREAS, the Purchasers and the Seller Companies are parties to that certain Asset Purchase Agreement, dated as of January 8, 2003 (the "Purchase Agreement");

         WHEREAS, in accordance with Section 10.5 of the Purchase Agreement, the Purchasers and the Seller Companies desire to amend the Purchase Agreement as specified in this Amendment and the Purchaser and Seller Companies also desire to make the other acknowledgements and agreements contained herein; and

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Purchasers and the Seller Companies hereby agree as follows:

         1. Section 1.1 of the Purchase Agreement. Section 1.1 of the Purchase Agreement is hereby amended by inserting (a) the following definition immediately after the definition of "First Closing Date" and immediately before the definition of "Florida Purchased Assets": "Florida Claim" has the meaning set forth in Section 8.6(c)." and (b) the following definition immediately after the definition of "Florida Second Closing Date" and immediately prior to the definition of "GAAP": "Florida Tax Liability Escrow" shall mean $1,783,557.32."

         2. Section 2.1(a)(viii) of the Purchase Agreement. Section 2.1(a)(viii) of the Purchase Agreement is hereby amended by replacing the words "Excluded Long Distance Accounts Receivables" with the words "Excluded Long Distance Receivables".

         3. Section 2.1(h)(ii) of Purchase Agreement. Section 2.1(h)(ii) of the Purchase Agreement is hereby amended by replacing the amount "$350,000" set forth in the last sentence of Section 2.1(h)(ii) with the amount "$1,000,000".

         4. Section 3.2(c)(i). Section 3.2(c)(i) of the Purchase Agreement is hereby amended by replacing the amount "$3,600,000" with the amount "$4,250,000".

         5. Section 3.2(c)(i). Section 3.2(c)(i) of the Purchase Agreement is hereby amended by inserting the words "and minus (C) the Florida Tax Liability Escrow" immediately preceding the words ", as follows:" in Section 3.2 (c)(i).

         6. Section 7.1(a)(xii). Section 7.1(a)(xii) of the Purchase Agreement is hereby amended by replacing the words "Schedule 4.3(b) and Schedule 4.3(c)" with the words "Schedule 4.3".

         7. Section 8.6; Section 8.6(a). The title of Section 8.6 is hereby amended by adding the words "and the Florida Tax Liability Escrow" at the end of such title. Section 8.6(a) of the Purchase Agreement is hereby amended by inserting the following at the end of such section: "; and provided further that notwithstanding anything to the contrary set forth in this Section 8.6, (x) a portion of the Purchase Price Holdback Escrow equal to the ACNA Holdback shall not be disbursed in accordance with this Section 8.6(a) but shall instead be retained by the Escrow Agent and disbursed in accordance with Section 2.1(h)(ii) of this Agreement and (y) no portion of the Purchase Price Holdback Escrow (other than the ACNA Holdback) shall be disbursed to the Seller Companies (or in the case of clause (1), to the Purchasers) until such time as (1) the Purchasers incur any Losses incurred on account of the Seller Companies' failure to pay Taxes to the State of Georgia on account of the operation of the Business prior to the date hereof or to satisfy any claim with respect thereto (in which case the Seller Companies and the Purchasers shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release a portion of the Purchase Price Holdback Escrow to the Purchasers in the amount of such Losses) and/or (2) the Seller Companies have delivered to the Purchasers a tax clearance certificate indicating that no Taxes are owed by the Seller Companies to the State of Georgia and/or (3) the Seller Companies have delivered to the Purchasers documentation from the State of Georgia, in form and substance reasonably satisfactory to the Purchasers, indicating the amount of Taxes that are owed to the State of Georgia that must be paid prior to the issuance of a tax clearance certificate from the State of Georgia (in which case, if such amount is less than an amount equal to the Purchase Price Holdback Escrow minus the ACNA Holdback, then an amount equal to three times such lesser amount shall be retained by the Escrow Agent until such time as the Seller Companies deliver a tax clearance certificate from the State of Georgia indicating that no Taxes are owed by the Seller Companies to the State of Georgia and the remaining portion of the Purchase Price Holdback Escrow shall be disbursed in accordance with the terms of this Section 8.6(a))".

         8. New Section 8.6(c). Section 8.6 of the Purchase Agreement is hereby amended by inserting the following words as a new Section 8.6(c): "(c) Disbursement of Tax Indemnity Escrow. The Seller Companies acknowledge that a claim (the "Florida Claim") has been filed by the State of Florida-Department of Revenue alleging that an amount equal to the Florida Tax Liability Escrow is owed by Communications to the State of Florida - Department of Revenue with respect to sales and use Tax obligations. The Seller Companies do not believe that an amount equal to the Florida Tax Liability Escrow is owed to the State of Florida - Department of Revenue, but the Seller Companies acknowledge that the Seller Companies' obligations to pay Taxes to the State of Florida on account of the operation of the Business prior to the date hereof or to satisfy any claim with respect thereto (including without limitation the Florida Claim) are Excluded Liabilities (and not Assumed Liabilities) under this Agreement. The Seller Companies further acknowledge that if the State of Florida - Department of Revenue is ultimately successful in its proceedings with respect to the Florida Claim, and


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


Communications does not satisfy the Florida Claim in accordance with the final resolution thereof, then the State of Florida - Department of Revenue could, under applicable Law, proceed against the Purchasers in order to satisfy the Florida Claim. The Seller Companies hereby agree that they shall jointly and severally indemnify and hold harmless the Purchasers and the other Purchaser Indemnified Parties from and against any and all Losses relating to, arising out of or in any way incidental to the Florida Claim. As security for the foregoing indemnification obligation, the Seller Companies acknowledge and agree that an amount equal to the Florida Tax Liability Escrow shall be deducted from the Second Closing Payment that would otherwise be disbursed to the Seller Companies on the date hereof (as provided in Section 3.2(c)(i)) and shall instead be deposited with the Escrow Agent on the Second Closing Date. Notwithstanding anything contained in this Agreement to the contrary, the Florida Tax Liability Escrow shall only be disbursed to the Purchasers and/or the Seller Companies, as the case may be as follows: (i) the Seller Companies and the Purchasers shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release all or a portion of the Florida Tax Liability Escrow to the Purchasers to the extent of any Losses incurred by the Purchasers on account of the Florida Claim and/or (ii) upon the written notice to the Purchasers of documentation, in form and substance reasonably satisfactory to the Purchasers, of (A) the results of an audit by the State of Florida - Department of Revenue indicating that the only outstanding Taxes owed by the Seller Companies to the State of Florida that are Excluded Liabilities are Taxes relating to the Florida Claim and (B) (1) an agreement between the Seller Companies and the State of Florida - Department of Revenue to settle the Florida Claim in its entirety or (2) a final Governmental Order setting forth the terms and conditions of the final disposition or settlement of the Florida Claim, then the Seller Companies and the Purchaser shall, within five (5) Business Days of Purchasers' receipt of such written notice and documentation together with joint written instructions to the Escrow Agent prepared by Seller Companies and in form and substance reasonably satisfactory to the Purchasers, execute and deliver such joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse all or a portion (as the case may be, in accordance with the documents delivered to the Purchasers under clause (B)(1) or (B)(2) of this Section 8.6(c)) of the Florida Tax Liability Escrow directly to the State of Florida - Department of Revenue as final settlement of the Florida Claim and/or (iii) to the extent that any portion of the Florida Tax Liability Escrow continues to be held by the Escrow Agent after any disbursements contemplated by clauses (i) and (ii) above, upon the Seller Companies' delivery to the Purchasers of a tax clearance certificate from the State of Florida-Department of Revenue indicating to the Purchasers' reasonable satisfaction that the Florida Claim has been satisfied in full and that the Purchasers are not subject under applicable Law to any potential Losses with respect to, arising out of or in any way incidental to the Florida Claim or any other Taxes owing (or claimed to be owing by the State of Florida) which are Excluded Liabilities hereunder, then the Purchasers and the Seller Companies shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Florida Tax Liability Escrow to the Seller Companies. The Seller Companies' obligation to deliver a tax clearance certificate from the State of Florida under this Section 8.6 (c) is in lieu of the Seller Companies' obligation to deliver such a certificate under Section 3.1(b)(iii) of the Agreement."


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


         9. Certain Acknowledgements and Agreements. The Purchasers and the Seller Companies hereby acknowledge the following:

            (a) Notwithstanding anything in the Purchase Agreement to the contrary, that the First Closing, the Georgia Second Closing and the Florida Second Closing will occur simultaneously on the date hereof, and all of the Purchased Assets (including the Regulated Assets) shall be transferred, assigned and delivered to the Purchasers on the date hereof in accordance with the terms and conditions of the Purchase Agreement and the instruments, certificates and other closing deliveries contemplated by Section 3.1 and Section 3.2 of the Purchase Agreement.

            (b) For purposes of clarity and in furtherance of the foregoing, on the date hereof, in full satisfaction of the Purchasers' obligations under Sections 3.1(c)(i) and 3.2(c)(i) of the Purchase Agreement, the Purchaser shall deliver the Closing Payment and the Second Closing Payment in accordance with the Purchase Price Worksheet and Funds Flow Statement set forth on Exhibit A attached hereto.

            (c) The Purchasers and Seller Companies acknowledge and agree that pursuant to Section 2.1(a)(viii) of the Purchase Agreement $350,000 of Excluded Long Distance Receivables are not included in the Purchased Assets and that amounts of Excluded Long Distance Receivables in excess of $350,000 are included in the Purchased Assets. Notwithstanding the foregoing, the Purchasers and Seller Companies acknowledge and agree that (i) all Excluded Long Distance Receivables were transferred to the Purchasers on or after the Management Agreement Date, (ii) the Purchasers and Seller Companies have not confirmed the amount of Excluded Long Distance Receivables transferred to the Purchasers as of the date hereof, but believe the amount of Excluded Long Distance Receivables to be in excess of $350,000 and therefore $350,000 of Excluded Long Distance Receivables has been taken into account in the determination (as of the date hereof) of the Purchase Price, Closing Payment and Second Closing Payment and paid to the Seller Companies on the date hereof, and (iii) in connection with the calculation of the Purchase Price pursuant to procedures set forth in
         Section 2.3(b)(iii) of the Purchase Agreement, the Purchasers and the Seller Companies shall determine the actual amount of Excluded Long Distance Receivables delivered to the Purchasers on or prior to the date hereof, it being understood and agreed that (A) if the amount of Excluded Long Distance Receivables (as finally determined pursuant to procedures set forth in Section 2.3(b)(iii) of the Purchase Agreement) transferred to the Purchasers prior to the date hereof is less than $350,000, then the difference between $350,000 and such amount shall reduce the Purchase Price (as finally determined pursuant to procedures set forth in Section 2.3(b)(iii) of the Purchase Agreement), and (B) any amount of Excluded Long Distance Receivables (as finally determined pursuant to the procedures set forth in Section 2.3(b)(iii) of the Purchase Agreement) in excess of $350,000 shall be retained by the Purchasers and deemed to be Purchased Assets for all purposes of the Purchase Agreement.


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


            (d) The Seller Companies acknowledge and agree that as of the date hereof they have not delivered the tax clearance certificate from the State of Georgia that is required under Section 3.1(b)(iii). Notwithstanding the foregoing, the Seller Companies acknowledge and agree (i) to take all commercially reasonable efforts to obtain and deliver to the Purchasers such tax clearance certificate as soon as possible after the date hereof and (ii) notwithstanding the fact that the First Closing and each of the Second Closings occurred on the date hereof, the Purchasers have not waived the Seller Companies' obligation to deliver a tax clearance certificate from the State of Georgia.

         10. Carrier Access Billing; Bill-and-Keep. Prior to the date hereof, the Purchasers, on the one hand, and the Seller Companies, on the other hand, have exchanged local, interLATA, intraLATA and interstate telecommunications traffic between each other and for which they have billed one another, such billing referred to as Carrier Access Billing ("CABS"). The Purchasers and the Seller Companies agree that any CABS balances currently owed by the Purchasers, on the one hand, and the Seller Companies, on the other hand, are fully offset one against another and therefore no cash or other payment is due or owing by the Purchasers to the Seller Companies or the Seller Companies to the Purchasers. After the date hereof, the Purchasers and the Seller Companies agree to be bound by an arrangement referred to as "Bill-and-Keep" which is a compensation arrangement whereby the Purchasers, on the one hand, and the Seller Companies, on the other hand, do not render bills to each other for the termination of local or intraLATA toll traffic and whereby the Purchasers, on the one hand, and the Seller Companies, on the other hand, terminate local exchange traffic originating from end-users served by the networks of the other without explicit charging among or between each other for such traffic exchange. The Purchasers and the Seller Companies further agree that this arrangement shall continue for a period of 2 years which period may be extended by consent of the Purchasers and the Seller Companies; provided, however, if (a) a traffic study indicates that on a statewide basis the Purchasers, on the one hand, or the Seller Companies, on the other hand, are terminating more than 60% of the total local and intraLATA traffic exchanged between them based on an annual average and (b) either the Purchasers or the Seller Companies terminate on the other's network for more than 499,999 monthly minutes of local and intraLATA traffic in the same state based on an annual average, then the Purchasers or the Seller Companies may upon 60 days written notice to the other cancel this arrangement and require negotiation of a traffic exchange agreement.

         11. Assignment of Lease For Premises Located at 780 Johnson Ferry Road, Atlanta, Georgia. On the date hereof, FDN, Communications and Centrum at Glenridge, LLC (the "Landlord") entered into a Consent of Landlord to Assignment of Lease and Acknowledgement by Assignor and Assignee (the "Centrum Assignment"). Notwithstanding anything to the contrary set forth in the Centrum Assignment, the Purchasers agree that, for purposes of Section 4 of the Centrum Assignment, Communications' refusal to provide consent to an extension of the Lease or the Fixed Rent due under the Lease shall not be deemed to be unreasonable if Landlord does not provide Communications with a written agreement that Communications is not responsible under the Lease to the extent of such extension or increase in Fixed Rent. In


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


furtherance of the foregoing, FDN agrees that in the event that (i) Communications does not consent to a proposed amendment to the Lease that extends the term of the Lease or increases the Fixed Rent under the Lease and with respect thereto Landlord does not provide Communications with a written release of any and all potential obligations of Communications with respect to such extension or to the extent of such increase in Fixed Rent, and (ii) notwithstanding the foregoing, FDN and Landlord enter into such an extension or agree to an increase of Fixed Rent, then, upon entering into such extension or agreeing to such increase in Fixed Rent, FDN, Communications and a third party escrow agent mutually and reasonably satisfactory to FDN and Communications shall enter into a mutually agreeable escrow agreement providing that FDN deposit an amount of funds into an escrow account established by the escrow agent equal to the aggregate amount of increased liability under the Lease that is caused by the extension of the Lease and/or the agreed upon increase in Fixed Rent to which Communications did not provide consent (the "Lease Escrow"). The Lease Escrow shall be held by the escrow agent on behalf of FDN and Communications and disbursed to Communications in accordance with the terms of the escrow agreement only if, and to the extent that, Landlord proceeds against Communications for the payment of such increased liability. "Lease" and "Fixed Rent" shall have the meanings ascribed to such terms in the Centrum Assignment.

         12. Continuing Effect. The Purchase Agreement shall remain in full force and effect in accordance with its terms except as expressly provided herein or in any subsequent written amendment executed by the Purchasers and the Seller Companies in accordance with Section 10.5 of the Purchase Agreement.

         13. Counterparts. This Amendment may be executed in one or more counterparts for the convenience of the Parties, each of which shall be deemed an original and all of which together will constitute one and the same instrument.

         14. Governing Law. This Amendment will be governed by and construed and interpreted in accordance with the substantive Laws of the State of Delaware, without giving effect to any choice of law or conflicts of Law provision or rule that would cause the application of the Laws of a jurisdiction other than Delaware.

         15. Entire Agreement. This Amendment contains the entire understanding of the Seller Companies and the Purchasers relating to the subject matter hereof and supercedes all prior written or oral and all contemporaneous oral agreements relating to the subject matter hereof.

         16. Defined Terms. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Purchase Agreement.

                              * * * * * * * * * * *

                            [Signature page follows]



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


         IN WITNESS WHEREOF, this Acknowledgement and Amendment No. 1 to the Purchase Agreement has been duly executed and delivered by the Parties as of the day and year first above written.


                                                 SELLER COMPANIES:


                                                 MPOWER HOLDING CORPORATION


                                                 By: /s/ Russell I. Zuckerman
                                                    ----------------------------
                                                 Name:  Russell I. Zuckerman
                                                 Title: Senior Vice President &
                                                        General Counsel

                                                 MPOWER COMMUNICATIONS CORP.


                                                 By: /s/ Russell I. Zuckerman
                                                    ----------------------------
                                                 Name:  Russell I. Zuckerman
                                                 Title: Senior Vice President &
                                                        General Counsel

                                                 MPOWER LEASE CORPORATION


                                                 By: /s/ Russell I. Zuckerman
                                                    ----------------------------
                                                 Name:  Russell I. Zuckerman
                                                 Title: Senior Vice President &
                                                        General Counsel




             [Signature Page to Acknowledgement and Amendment No. 1
                          to Asset Purchase Agreement]

                                                 PURCHASERS:


                                                 FLORIDA DIGITAL NETWORK, INC.


                                                 By: /s/ Michael P. Gallagher
                                                    ----------------------------
                                                 Name:  Michael P. Gallagher
                                                 Title: President

                                                 SOUTHERN DIGITAL NETWORK, INC.


                                                 By: Michael P. Gallagher
                                                    ----------------------------
                                                 Name:  Michael P. Gallagher
                                                 Title: CEO




             [Signature Page to Acknowledgement and Amendment No. 1
                          to Asset Purchase Agreement]

                                    Exhibit A

                PURCHASE PRICE WORKSHEET AND FUNDS FLOW STATEMENT


                                                                                      Applicable Section of
                 Calculation of Closing Payment and Second Closing Payments           Asset Purchase Agreement
         ---------------------------------------------------------------------------- -----------------------------------------
I.       Calculation of Closing Payment and Second Closing Payments
         ---------------------------------------------------------------------------- -----------------------------------------
1. Base Price                          =                     $13,250,000                  2.3(a)

2. Minus Deposit                                             $(1,000,000)                 2.3(a), 3.1(c)(i)

3. Minus Access Line Price Decrease                                                       2.3(b(i)(A), definitions
                                       =                       $(538,050)(1)
4. Minus Accounts Receivable Price Decrease                                               2.3(b)(i)(B)
                                       =                       $(223,344)
5. Minus Assumed Liabilities Decrease                                                     2.3(b)(i)(C), definitions

   A. Undisputed Specified Liabilities = $(-0-)                                           2.2(a)(ii), 2.3(b)(i)(C)(1)

   B. Customer deposits as of January 8, 2003 = $(-0-)                                    2.3(b)(i)(C)(2)

6. Plus/(Minus) Expenses Adjustment(2)                                                    2.3(b)(i)(D), 6.16

   A. Taxes
                   Plus/(Minus)        =                             $-0-                 6.16(a)

   B. Special assessments, utilities, other charges
                   Plus/(Minus)        =                             $-0-                 6.16(b)

   C. Refunds, reimbursements, installments or base rent,
                   etc. Plus/(Minus)   =                             $-0-
                                                                                          6.16(c)
   D. Prepayments
                   Plus                =                             $-0-
                                                                                          6.16(d)

7. Minus Taxes that the Purchasers are required to withhold or remit                      3.1(c)(i)
                                       =                            $(-0-)
   SUM OF CLOSING PAYMENT AND SECOND CLOSING
   PAYMENTS AFTER PURCHASE PRICE ADJUSTMENTS
   UNDER SECTION 2.3(b)(ii) OF THE PURCHASE AGREEMENT    =           $11,488,606(3)
                                                                      ----------

---------------------
1 Reflects estimate of reduction of Adjusted Customer Access Lines from November Access Line Count (times $150 per line) and estimate of 2,587 Non-Qualified Lines (times $150 per Non-Qualified Line).

2 Per Section 6.16(e), the prorations may be calculated after the simultaneous consummation of the First Closing and the Second Closings, but any Expenses Adjustment shall be calculated not later than 30 days after the party requesting proration of any item obtains the information required to calculate the proration of such item.

3 This amount represents the estimate agreed upon by the Seller companies and the Purchasers for purposes of the simultaneous First Closing and Second Closings. This amount is subject to adjustment after the



II. OFFSETS TO CLOSING PAYMENT AND SECOND CLOSING PAYMENTS
    ---------------------------------------------------------------------------- -----------------------------------------
    Sum of Closing Payment and                                                             N/A
    Second Closing Payments
                                      =                      $11,488,606
                                                             -----------
1.  Security Deposits Related to Assumed Leases(4)                                        2.1(b)(vi)
                         Plus         =                          $61,132

2.  Payments to Contract Parties (50% of aggregate)(5)                                    6.6(c)
                         Minus        =                         $(85,000)

3.  Excluded Long Distance Receivables                                                    2.1(a)(viii)
                         Plus         =                         $350,000

    SUM OF CLOSING PAYMENT AND
    SECOND CLOSING PAYMENTS
    (NET OF AGREED UPON OFFSETS
    AND PURCHASE PRICE ADJUSTMENTS
    UNDER SECTION 2.3(b)(ii) OF THE
    PURCHASE AGREEMENT)               =                      $11,814,738
                                                              ==========


III. ESCROW AMOUNTS; DELIVERY OF CLOSING PAYMENT AND SECOND CLOSING PAYMENTS

     (a) For purposes of clarity, the Seller Companies and the Purchasers agree that an aggregate amount of $7,358,557.32 shall be retained by the Escrow Agent after the simultaneous First Closing and Second Closings and such amount shall be disbursed in accordance with the Purchase Agreement. The $7,358,557.32 consists of the following amounts and items:

         (i) $4,250,000 (Purchase Price Holdback Amount)

         (ii) $1,325,000 (Indemnity Escrow)

         (iii) $1,783,557.32 (Florida Tax Liability Escrow)

     (b) In furtherance of the acknowledgments set forth in Section 9 of the Amendment, the Seller Companies acknowledge and agree that the Closing Payment, the Second Closing Payment relating to the Florida Second Closing and the Second Closing Payment relating to the Georgia Second Closing shall be made simultaneously, and for purposes of expediency and for the convenience of the Purchasers and the Seller Companies shall be made as follows:

         (i) Payment to Escrow Agent. On the date hereof, $6,358,557.326 will be delivered by the Purchasers to the Escrow Agent (the "Escrow Agent Closing Payment"); and

-------------------------------------------------------------------------------
     simultaneous First Closing and Second Closings pursuant to the proceedings set forth in Section 2.3(b)(iii), and amounts will be disbursed by the Escrow Agent to the Seller Companies and/or the Purchasers in accordance with Section 8.6(a).


4 $26,057 (Atlanta Sales Office); $23, 661 (Miami Sales Office); $6,000 (West Palm Beach Sales Office); $6,414 (Atlanta Switch Office).

5    $10,000 (Copper Mountain); $75,000 (Nortel).

6 This amount is $1,000,000 less than the aggregate escrow amount described in clause (a) above because the $1,000,000 deposit that the Purchasers made with the Escrow Agent will remain with the Escrow Agent; only the amount of earnings on the deposit through the date hereof will be disbursed by the escrow agent to the Purchasers.

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


         (ii) Payment to Seller Companies. On the date hereof, $5,456,180.68 will be delivered by the Purchasers to the Seller Companies (the "Mpower Closing Payment").

The Purchasers and the Seller Companies acknowledge and agree that the foregoing payments satisfy in full the obligations of FDN and Holding under Section 3.2(c)(i) to cause the Escrow Agent to wire transfer amounts to an account designated by the Seller Companies.


IV. WIRE INSTRUCTIONS

    The Escrow Agent Closing Payment and the Mpower Closing Payment shall be made by wire transfer in immediately available funds, as follows:

    (a) Escrow Agent Payment. The amount of $6,358,557.32 shall be delivered to the following bank account designated by the Escrow Agent:

        JPMorganChase Bank
        ABA#021 000 021
        A/C# 507953312
        A/C Name: NY Escrow Incoming Wire Account
        FFC:  10204093 FL Digital/Mpower
        Attn: Vicky Caldas

    (b) Mpower Payment. The amount of $5,456,180.68 shall be delivered to the following bank account designated by the Seller Companies:

        Bank of America
        Las Vegas, NV
        Account:   500238282
        ABA:       122400724

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